Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 SCMedia@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Third Quarter 2017 Net Income of $199 million
Quarter Marked By Strong Financial and Operational Performance, New Leadership Team and Significant Regulatory Progress, Leading To First Dividend Declaration Since 2014
Dallas, TX (October 27, 2017) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for the third quarter ended September 30, 2017 (“Q3 2017”) of $199 million, or $0.55 per diluted common share. This includes a pretax gain of $36 million, or $0.07 per diluted common share from the sale of the majority of the Company's legacy RV/Marine portfolio.

These results build on numerous Q3 2017 milestones:

•	SC announced a new President and CEO, Scott Powell

•
The Federal Reserve Bank of Boston announced the termination of the 2014 Written Agreement with SC's majority owner, Santander Holdings USA, Inc. (“SHUSA”), enabling SHUSA and SC to operate within a normal capital cycle

◦	The Company has declared a cash dividend of $0.03 per share, to be paid November 17, 2017 to shareholders of record as of the close of business on November 7, 2017

•	SC's retail installment contract (“RIC”) gross and net loss ratios improved, with YoY decreases of 40 and 20 basis points, respectively
“Our results this quarter demonstrate the continued strength of our business” said Scott Powell, SC President and CEO, also SHUSA CEO. “We have been focused on strengthening our financial and operational performance, delivering returns for all our shareholders and improving risk management. Our credit performance in the third quarter was strong and positively impacted our financial results. The Federal Reserve's termination of its 2014 Written Agreement with SHUSA gives SC the ability to make distributions within a normal capital cycle. We still have work to do to resolve our outstanding regulatory issues, but it is a major turning point for our business.”
Other recently announced key leadership changes include:

•	Juan Carlos (“JC”) Alvarez was appointed CFO. JC joined SC from SHUSA, where he served as Corporate Treasurer

•
Sandra (“Sandy”) Broderick was appointed EVP, Head of Operations. Sandy joined SC from US Bank, which she joined in 2017 from JPMorgan Chase & Co., where she served as Managing Director, Operations Executive from 2002 to March 2017, and as Head of Operations for the automotive finance business from 2012

•	Rich Morrin, former SC COO, was appointed President, Chrysler Capital and Auto Relationships

Mr. Powell continued, “I'm pleased to have a strong leadership team in place including JC, Sandy and Rich. JC was instrumental in the work that led to the termination of SHUSA's 2014 Written Agreement with the Federal Reserve, Sandy has significant operations expertise in auto finance, and Rich's new role will allow SC to devote more attention to building our relationship with Fiat Chrysler.”

Juan Carlos Alvarez, Chief Financial Officer, added, “We are pleased to report solid financial performance this quarter. We are providing temporary financial relief to our customers affected by the recent hurricanes, primarily in the form of loan extensions. While we expect additional delinquencies and losses associated with this relief effort in subsequent quarters, both gross and net loss ratios decreased versus the prior year quarter, demonstrating improved credit performance in our portfolio.”

Q3 2017 Highlights (variances compared to Q3 2016, unless otherwise noted):

•	Retail Installment Contract ("RIC") gross and net loss ratios decreased 40 and 20 basis points, respectively

•	Auction-plus recovery rate of 49.3% remained relatively flat

•	Asset sales of $1.3 billion executed through the Banco Santander flow agreement

•	$1.8 billion in asset-backed securities (ABS) offered and sold

•	Total auto originations of $5.0 billion, down 3%

◦	Core retail auto loan originations of $1.5 billion, down 21%

◦	Chrysler Capital nonprime loan originations of $850 million, down 1%

◦	Chrysler Capital prime loan originations of $928 million, down 10%

•	Net finance and other interest income of $1.1 billion, down 10%

◦	Net leased vehicle income of $118 million, down 13%

•	Return on average assets of 2.0%, down from 2.2%

•	Common equity tier 1 (“CET1”) ratio of 15.0%, up 190 bps

Finance receivables, loans and leases, net1 of $34.4 billion as of September 30, 2017 increased 1 percent versus December 31, 2016. Net finance and other interest income decreased 10 percent to $1.1 billion in Q3 2017 from $1.2 billion in Q3 2016, driven by lower average RIC balances and an increase in benchmark rates.
Net leased vehicle income decreased 13 percent to $118 million in Q3 2017, from $136 million in Q3 2016, due to an increase in leased vehicle depreciation, primarily driven by revised Automotive Leasing Guide ("ALG") residual value forecasts as of Q2 2017. SC depreciates its lease portfolio to forecasted residual values.

Servicing fee income decreased 21 percent to $29 million in Q3 2017, from $36 million in Q3 2016. SC's serviced for others portfolio of $10.0 billion as of Q3 2017, is down 18 percent from $12.2 billion in Q3 2016. The serviced for others portfolio increased versus the prior quarter driven by asset sales of $1.5 billion during Q3 2017, $1.3 billion of which was generated through SC's flow agreement with Banco Santander.

SC's RIC delinquency ratio2 increased to 5.1 percent in Q3 2017 from 4.6 percent in Q3 2016, primarily due to a lower portfolio balance.

SC’s RIC net charge-off ratio3 and provision for credit losses decreased to 9.1 percent and $536 million in Q3 2017, respectively, from 9.3 percent and $610 million in Q3 2016, respectively, attributable to a combination of improving credit performance and stabilizing recovery rates. The decrease in provision for credit losses was partially offset by additional reserves for customers affected by Hurricanes Harvey and Irma.
SC's allowance ratio4 increased 20 basis points, to 12.8 percent at the end of Q3 2017, from 12.6 percent at the end of Q2 2017.

SC recorded net investment losses of $53 million in Q3 2017, compared to net investment losses of $106 million in Q3 2016. The current period losses were primarily driven by held for sale accounting for SC's personal lending portfolio5. Excluding the impact of personal lending, net investment gains totaled $30 million, which includes the $36 million pretax RV/Marine portfolio gain on sale.

During Q3 2017 SC incurred $298 million of operating expenses, up 5 percent from $284 million in Q3 2016, primarily driven by losses recorded for certain contingencies and severance expenses related to management changes. SC's expense ratio for the quarter increased to 2.4 percent, up from 2.2 percent during the same period last year.

1 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency ratio is defined as the ratio of end of period delinquent principal over 60 days to end of period gross balance of the respective portfolio, excludes capital leases.
3Net charge-off ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.
4 Ratio for allowance for credit losses excludes end of period balances on purchased receivables portfolio of $49 million and finance receivables held for sale of $1.8 billion.
5The current period losses were primarily driven by $84 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, comprised of $108 million in customer default activity, offset by a $24 million decrease in market discount, consistent with typical seasonal patterns.

Conference Call Information
SC management will host a conference call and webcast to discuss its Q3 2017 results and other general matters at 9:00 a.m. Eastern Time on Friday, October 27, 2017. The conference call will be accessible by dialing 877-419-6593 (U.S. domestic), or 719-325-4933 (international), conference ID 7075755. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q3 2017 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 7075755, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal control over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with Fiat Chrysler Automobiles US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has an average managed asset portfolio of approximately $50 billion (as of September 30, 2017), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Third Quarter 2017

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	10
Table 6: Asset Sales	11
Table 7: Ending Portfolio	12
Table 8: Reconciliation of Non-GAAP Measures	13

Table 1: Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$397,311	$160,180
Finance receivables held for sale, net	1,775,459	2,123,415
Finance receivables held for investment, net	22,667,203	23,481,001
Restricted cash	2,559,246	2,757,299
Accrued interest receivable	330,554	373,274
Leased vehicles, net	9,931,283	8,564,628
Furniture and equipment, net	72,519	67,509
Federal, state and other income taxes receivable	112,794	87,352
Related party taxes receivable	467	1,087
Goodwill	74,056	74,056
Intangible assets	31,534	32,623
Due from affiliates	26,871	31,270
Other assets	786,260	785,410
Total assets	$38,765,557	$38,539,104
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$4,965,888	$6,739,817
Notes payable — secured structured financings	23,258,363	21,608,889
Notes payable — related party	2,369,850	2,975,000
Accrued interest payable	38,012	33,346
Accounts payable and accrued expenses	336,390	379,021
Deferred tax liabilities, net	1,515,932	1,278,064
Due to affiliates	67,059	50,620
Other liabilities	328,829	235,728
Total liabilities	32,880,323	33,300,485

Equity:
Common stock, $0.01 par value	3,598	3,589
Additional paid-in capital	1,672,392	1,657,611
Accumulated other comprehensive income, net	27,481	28,259
Retained earnings	4,181,763	3,549,160
Total stockholders’ equity	5,885,234	5,238,619
Total liabilities and equity	$38,765,557	$38,539,104

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,185,059	$1,246,386	$3,626,497	$3,804,322
Leased vehicle income	457,932	388,501	1,305,429	1,086,651
Other finance and interest income	6,385	3,638	15,415	11,440
Total finance and other interest income	1,649,376	1,638,525	4,947,341	4,902,413
Interest expense	250,674	207,175	711,134	590,504
Leased vehicle expense	339,581	252,730	927,976	717,230
Net finance and other interest income	1,059,121	1,178,620	3,308,231	3,594,679
Provision for credit losses	536,447	610,398	1,692,015	1,782,489
Net finance and other interest income after provision for credit losses	522,674	568,222	1,616,216	1,812,190
Profit sharing	5,945	6,400	22,333	35,640
Net finance and other interest income after provision for credit losses and profit sharing	516,729	561,822	1,593,883	1,776,550
Investment losses, net	(52,592)	(106,050)	(228,513)	(276,415)
Servicing fee income	28,673	36,447	92,310	123,929
Fees, commissions, and other	82,866	96,285	275,025	294,028
Total other income	58,947	26,682	138,822	141,542
Compensation expense	134,169	128,056	398,325	371,242
Repossession expense	66,877	75,920	205,445	217,816
Other operating costs	96,857	80,508	281,626	258,509
Total operating expenses	297,903	284,484	885,396	847,567
Income before income taxes	277,773	304,020	847,309	1,070,525
Income tax expense	78,385	90,473	239,819	365,334
Net income	$199,388	$213,547	$607,490	$705,191

Net income per common share (basic)	$0.55	$0.60	$1.69	$1.97
Net income per common share (diluted)	$0.55	$0.59	$1.69	$1.96
Weighted average common shares (basic)	359,619,083	358,343,781	359,397,063	358,179,618
Weighted average common shares (diluted)	360,460,353	360,087,749	360,069,449	359,635,034

Table 3: Other Financial Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	15.6%	15.9%	15.8%	16.2%
Yield on purchased receivables portfolios	17.4%	26.7%	20.1%	26.0%
Yield on receivables from dealers	6.0%	6.7%	5.7%	5.2%
Yield on personal loans (1)	24.4%	23.4%	24.9%	21.8%
Yield on earning assets (2)	13.0%	13.8%	13.4%	14.2%
Cost of debt (3)	3.2%	2.6%	3.0%	2.5%
Net interest margin (4)	10.5%	11.8%	11.0%	12.2%
Expense ratio (5)	2.4%	2.2%	2.3%	2.1%
Return on average assets (6)	2.0%	2.2%	2.1%	2.5%
Return on average equity (7)	13.8%	17.1%	14.6%	19.8%
Net charge-off ratio on individually acquired retail installment contracts (8)	9.1%	9.3%	8.5%	7.7%
Net charge-off ratio on purchased receivables portfolios (8)	2.6%	0.4%	1.2%	(0.4)%
Net charge-off ratio on receivables from dealers (8)	—	—	—	0.2%
Net charge-off ratio on personal loans (8)	67.2%	—	62.7%	—
Net charge-off ratio (8)	9.1%	9.2%	8.5%	7.7%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	5.1%	4.6%	5.1%	4.6%
Delinquency ratio on personal loans, end of period (9)	13.8%	13.4%	13.8%	13.4%
Delinquency ratio on loans held for investment, end of period (9)	5.1%	4.6%	5.1%	4.6%
Allowance ratio (10)	12.8%	12.4%	12.8%	12.4%
Common Equity Tier 1 capital ratio (11)	15.0%	13.1%	15.0%	13.1%
Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$611,130	$630,847	$1,722,684	$1,583,406
Charge-offs, net of recoveries, on purchased receivables portfolios	769	254	1,541	(807)
Charge-offs, net of recoveries, on receivables from dealers	—	—	—	135
Charge-offs, net of recoveries, on personal loans	1,771	—	6,550	—
Charge-offs, net of recoveries, on capital leases	1,193	2,095	3,785	7,165
Total charge-offs, net of recoveries	$614,863	$633,196	$1,734,560	$1,589,899
End of period Delinquent principal over 60 days, individually acquired retail installment contracts held for investment	$1,338,635	$1,260,255	$1,338,635	$1,260,255
End of period Delinquent principal over 60 days, personal loans	$183,919	$179,443	$183,919	$179,443
End of period Delinquent principal over 60 days, loans held for investment	$1,342,335	$1,267,950	$1,342,335	$1,267,950
End of period assets covered by allowance for credit losses	$26,367,894	$27,490,290	$26,367,894	$27,490,290
End of period Gross finance receivables and loans held for investment	$26,395,085	$27,706,307	$26,395,085	$27,706,307
End of period Gross personal loans	$1,337,114	$1,337,692	$1,337,114	$1,337,692
End of period Gross finance receivables, loans, and leases held for investment	$37,418,133	$37,295,993	$37,418,133	$37,295,993
Average Gross individually acquired retail installment contracts held for investment	$26,762,472	$27,075,151	$26,976,810	$27,276,903
Average Gross personal loans held for investment	$10,549	$6,937	$13,935	$6,869
Average Gross individually acquired retail installment contracts	$28,144,133	$28,970,039	$28,182,386	$28,710,402
Average Gross purchased receivables portfolios	120,245	266,749	176,792	301,026
Average Gross receivables from dealers	53,715	70,392	63,401	72,735
Average Gross personal loans	1,367,445	1,343,099	1,419,223	1,572,297
Average Gross capital leases	22,544	39,974	26,415	49,625
Average Gross finance receivables, loans and capital leases	$29,708,082	$30,690,253	$29,868,217	$30,706,085
Average Gross finance receivables, loans, and leases	$40,419,023	$40,037,873	$40,125,969	$39,299,213
Average Managed assets	$49,998,111	$52,675,379	$50,555,068	$52,983,740
Average Total assets	$39,496,278	$38,473,832	$39,192,434	$37,844,330
Average Debt	$31,554,026	$31,671,237	$31,538,355	$31,343,204
Average Total equity	$5,764,119	$4,994,511	$5,542,255	$4,736,826

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio. Effective as of September 30, 2016, the Company records the charge-off activity for certain personal loans within the provision for credit losses due to the reclassification of these loans from held for sale to held for investment.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

Amounts related to our individually acquired retail installment contracts as of and for the three and nine months ended September 30, 2017 and 2016, are as follows:

(Unaudited, Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Credit loss allowance — beginning of period	$3,446,968	$3,422,736	$3,411,055	$3,197,414
Provision for credit losses	535,427	609,396	1,682,894	1,787,277
Charge-offs	(1,206,059)	(1,246,760)	(3,542,471)	(3,429,905)
Recoveries	594,929	615,913	1,819,787	1,846,499
Credit loss allowance — end of period	$3,371,265	$3,401,285	$3,371,265	$3,401,285

Net charge-offs	$611,130	$630,847	$1,722,684	$1,583,406
Average unpaid principal balance (UPB)	26,762,472	27,075,151	26,976,810	27,276,903
Charge-off ratio[1]	9.1%	9.3%	8.5%	7.7%

	September 30, 2017[2]		December 31, 2016[2]
Principal 30-59 days past due	$2,574,165	9.8%	$2,911,800	10.7%
Delinquent principal over 59 days[3]	1,460,793	5.5%	1,520,105	5.6%
Total delinquent contracts	$4,034,958	15.3%	$4,431,905	16.3%

	September 30, 2017	December 31, 2016
TDR - Unpaid principal balance	$6,276,659	$5,599,567
TDR - Impairment	1,782,114	1,611,295
TDR allowance ratio	28.4%	28.8%

Non-TDR - Unpaid principal balance	$20,044,330	$21,528,406
Non-TDR - Allowance	1,589,151	1,799,760
Non-TDR allowance ratio	7.9%	8.4%

Total - Unpaid principal balance	$26,320,989	$27,127,973
Total - Allowance	3,371,265	3,411,055
Total allowance ratio	12.8%	12.6%

1“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio
2Percent of unpaid principal balance.
3Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016	June 30, 2017
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$2,570,228	$3,281,112	$8,619,961	$10,545,592	$3,750,752
Average APR	16.1%	14.7%	17.2%	15.1%	15.6%
Average FICO® (a)	605	612	591	606	612
Discount	1.2%	0.1%	0.8%	0.4%	0.3%

Personal loans	$—	$—	$5,660	$9,281	$5,660
Average APR	—	—	25.7%	25.0%	25.7%

Leased vehicles	$1,665,776	$1,300,375	$4,693,392	$4,612,284	$1,426,957

Capital lease	$2,477	$2,319	$4,655	$5,977	$1,001
Total originations retained	$4,238,481	$4,583,806	$13,323,668	$15,173,134	$5,184,370

Sold Originations (b)
Retail installment contracts	$757,720	$580,242	$2,550,065	$2,201,659	$304,748
Average APR	6.0%	3.2%	6.2%	3.0%	6.6%
Average FICO® (c)	729	760	727	759	725
Total originations sold	$757,720	$580,242	$2,550,065	$2,201,659	$304,748

Total originations	$4,996,201	$5,164,048	$15,873,733	$17,374,793	$5,489,118

(a)
Unpaid principal balance excluded from the weighted average FICO score is $311 million, $492 million, $1.2 billion, $1.8 billion, and $503 million for the three months ended September 30, 2017 and 2016, the nine months ended September 30, 2017 and 2016, and the three months ended June 30, 2017, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $37 million, $74 million, $95 million, $370 million, and $49 million, respectively, were commercial loans.

(b)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(c)
Unpaid principal balance excluded from the weighted average FICO score is $93 million, $59 million, $319 million, $263 million, and $39 million for the three months ended September 30, 2017 and 2016, the nine months ended September 30, 2017 and 2016, and the three months ended June 30, 2017, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $26 million, zero, $102 million, zero, and $14 million, respectively, were commercial loans.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016	June 30, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$1,482,134	$793,804	$2,979,033	$2,312,983	$566,309
Average APR	6.2%	3.0%	6.2%	2.9%	6.6%
Average FICO®	716	762	721	762	725

Personal loans	$—	$—	$—	$869,349	$—
Average APR	—	—	—	17.9%	—
Total asset sales	$1,482,134	$793,804	$2,979,033	$3,182,332	$566,309

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of September 30, 2017, and December 31, 2016, are as follows:

	September 30, 2017	December 31, 2016
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$26,369,828	$27,358,147
Average APR	16.7%	16.4%
Discount	1.6%	2.3%

Personal loans	$9,188	$19,361
Average APR	31.9%	31.5%

Receivables from dealers	$16,069	$69,431
Average APR	4.2%	4.9%

Leased vehicles	$11,001,400	$9,612,953

Capital leases	$21,648	$31,872

Table 8: Reconciliation of Non-GAAP Measures

	September 30, 2017	September 30, 2016
	(Unaudited, Dollar amounts in thousands)
Total equity	$5,885,234	$5,117,657
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	172,502	191,850
Deduct: Accumulated other comprehensive income (loss), net	27,481	(26,598)
Tier 1 common capital	$5,685,251	$4,952,405
Risk weighted assets (a)	$37,828,130	$37,828,982
Common Equity Tier 1 capital ratio (b)	15.0%	13.1%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.